Exhibit 3.35

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY

AGREEMENT OF LAGUNA BIG HORN, LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF LAGUNA BIG HORN, LLC (this “Amendment”) is entered into as of November 2, 2005, by and between WILLIAM LYON HOMES, INC., a California corporation (“Developer”), and ORA RESIDENTIAL INVESTMENTS I, L.P., a California limited partnership (“Investor”).

A. Developer and Investor are parties to that certain Limited Liability Company Agreement of Laguna Big Horn, LLC, a Delaware limited liability company (the “Company”), dated as of March 31, 2004 (the “Agreement”). The Company was formed to, among other things, acquire, own, develop and sell certain real property located in the City of Elk Grove in County of Sacramento, State of California. Developer is the current Managing Member of the Company.

B. Due to market conditions, the Project has experienced certain Cost Overruns, which Cost Overruns are reflected in the Annual Plan attached hereto as Exhibit A and incorporated herein by this reference (“Current Cost Overruns”).

C. Investor and Developer wish to enter into this First Amendment to, among other things, make the foregoing revisions to the Agreement. Unless otherwise noted, capitalized terms used in this First Amendment shall have the meanings given to them in the Agreement. Any references in the Agreement or this First Amendment to this “Agreement” shall mean and refer to the Agreement as amended by this Amendment.

A G R E E M E N T

NOW, THEREFORE, taking the foregoing Recitals into account, and in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Investor and Developer do hereby amend the Agreement in the following particulars only:

1. Section 3.1C. The reference in Section 3.1C(5) of the Agreement to “Five Hundred Thousand Dollars ($500,000)” is hereby changed to “Three Million Dollars ($3,000,000)”.

2. Amendment Controlling. In the event of any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. Except to the extent expressly amended pursuant to this Amendment, the terms and provisions of the Agreement shall remain in full force and effect without modification.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.

6. Authorization. By his or her signature, each person executing this Amendment on behalf of a party hereto represents and warrants to the other party hereto that he or she is duly authorized to do so.

7. Entire Agreement. This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements between the parties with respect to the matters contained in this Amendment. All prior and contemporaneous understandings, representations or agreements among the parties with respect to this subject matter, verbal or written, are merged into this Amendment.

8. Recitals. The Recitals above are incorporated into this Amendment and the Agreement by reference and are hereby verified by Investor and Developer.

[Signatures on Next Page]

A-1

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date and year first above written.

Investor:	ORA RESIDENTIAL INVESTMENTS I, L.P.,
a California limited partnership

	By:	ORA California II, LLC,
a Delaware limited liability company,
its general partner

		By:	Resmark Equity Partners, LLC,
a Delaware limited liability company,
its manager,

			By:	/s/ Robert N. Goodman
Robert N. Goodman,
President

Developer:	WILLIAM LYON HOMES, INC.
a California corporation

	By:	/s/ Michael D. Grubbs
Michael D. Grubbs,
Senior Vice President

	By:	/s/ Richard S. Robinson
Richard S. Robinson,
Senior Vice President

S-1